EXHIBIT 10.1
AMENDMENT NO. 2
to
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of October 25, 2005, by and between Pacific Sunwear of California, Inc., a California corporation (the “Company”), and Greg H. Weaver (“Executive”).
          WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement as of February 5, 2001 (the “Agreement”); and
          WHEREAS, the Company and Executive previously amended the Agreement as of December 13, 2004; and
          WHEREAS, the Company and Executive desire to further amend the terms of the Agreement as set forth herein;
          NOW, THEREFORE, the parties agree as follows:
          1. Paragraph 3(e) shall be deleted and replaced in its entirety with the following language:
          “(e) As used in Paragraph 3(b)(3) and Paragraph 3(b)(4), “cause” shall mean:
(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	fraudulent conduct by Executive in connection with the business affairs of the Company; or

(iii)	theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

(iv)	Executive’s bad faith refusal to (a) perform the duties of Executive Chairman of the Board or (b) follow the lawful orders of the Board of Directors; or

(v)	Executive’s willful misconduct, which has, or would if generally known, materially adversely affect the goodwill, business, or reputation of the Company; or

(vi)	Executive’s material breach of this Agreement.”
          2. Paragraph 3(f) shall be deleted and replaced in its entirety with the following language:

          “(f) If this Agreement is terminated pursuant to Paragraphs 3(b)(1), 3(b)(2), or 3(b)(3), this Agreement shall terminate immediately or at such later date as shall be designated by the Board and all of Executive’s rights hereunder shall terminate effective upon such termination, except for payment of:
(i)	a lump sum cash payment, payable on the termination of Executive’s employment, equal to the sum of (x) any accrued but unpaid base salary as of the date of Executive’s termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder; and

(ii)	such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.
          Except as provided above and as otherwise specified in any notice of termination, Executive shall not continue after termination to be an employee of the Company for any purpose and all rights Executive might thereafter have as an employee pursuant to any plan shall cease except as expressly provided to the contrary in writing under any such plan.”
     3. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms as amended by Amendment No 1. thereto.
     4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

By:

Seth Johnson
Chief Executive Officer

“EXECUTIVE”

Greg H. Weaver

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